Exhibit 23.2

CONSENT OF ANALYSIS, RESEARCH & PLANNING CORPORATION

We hereby consent to being named and to the incorporation by reference in this Post-Effective Amendment to the Registration Statements on Form S-8 and any further amendment thereto the information contained in our report to Ingersoll-Rand Company Limited (the “Company”) to assist the Company in setting forth an estimate of the Company’s total liability for pending and unasserted future asbestos-related claims.

June 30, 2009

Analysis, Research & Planning Corporation

By:	/s/ Thomas Vasquez

Name: Thomas Vasquez, Ph.D
Title: Vice President